Exhibit 10.60

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2003, by and among Edgewater Technology, Inc., a Delaware corporation (the “Company”), Edgewater Technology, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Edgewater Delaware”) and Kevin Rhodes (“Employee”).

RECITALS

WHEREAS, in the course of building the business of the Company and Edgewater Delaware, and in his capacity as an executive officer thereof, Employee will be engaged in a confidential relationship and will gain knowledge of the business, affairs, customers and methods of the Company, Edgewater Delaware and each of their direct and indirect Subsidiaries (as defined below) during his employment with Edgewater Delaware and during his executive officer relationship and employment with the Company;

WHEREAS, in this capacity Employee will have access to lists of the Company’s, Edgewater Delaware’s and their respective Subsidiaries’ customers and their needs, and will become personally known to and acquainted with the Company’s, Edgewater Delaware’s and their Subsidiaries’ customers, thereby establishing a personal relationship with such customers for the benefit of the Company, Edgewater Delaware and applicable Subsidiary; and

WHEREAS, the corporate parties being duly authorized hereto by their respective board’s of directors and the individual having the requisite capacity and authority, desire to enter into this Agreement to reflect the foregoing, and for other purposes as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.    TERM OF AGREEMENT.  The term of this Agreement shall commence on the date hereof and shall continue until May 22, 2007, unless terminated sooner in accordance with Sections 5 or 6 hereof (the “Term”). During the Term, the calendar year shall be referred to herein as a “Compensation Year,” which in addition to the full calendar years covered in the Term, for purposes of any incentive compensation plans of type referenced in Section 3.3, shall include the period of January 1, 2003 through the date of this Agreement and the balance of the 2003 year following the date of this Agreement and for the 2007 year, shall include the balance of the 2007 year following the expiration of the Term through December 31, 2007, it being acknowledged and understood that Employee shall be entitled to receive the full benefit available under any incentive compensation plan applicable for the 2007 calendar year regardless of the expiration of the Term or the cessation of Employee’s employment as a result of such expiration, subject in all such circumstances to the terms, provisions and conditions of any such incentive compensation plan, as well as Section 5(b)(i) of this Agreement.

2.    DUTIES AND PERFORMANCE.

(a)    During the Term, Employee shall be employed by, if any, Edgewater Delaware on a full-time basis as Chief Financial Officer and Treasurer of Edgewater Delaware, as well as being employed on a full-time basis as the Chief Financial Officer and Treasurer of the Company and shall have such authority and shall perform such duties consistent with his position as may be reasonably assigned to his by, and shall report to the Chief Executive Officer of the Company. Employee shall use all reasonable efforts to further the interests of Edgewater Delaware, the Company and its Subsidiaries and shall devote substantially all of his business time and attentions to his duties hereunder; provided, however, that Employee shall not be prohibited from making investments of a passive nature (other than investment in more than five percent (5%) of the outstanding shares of companies engaged in competition with Edgewater Delaware) and devoting time to non-business related ventures, such as real estate investments, so long as such activities do not prevent or materially interfere with Employee’s performance of his obligations hereunder. At all times during the Term, Employee’s office and the base from which she primarily performs his duties hereunder shall be located at the Company’s offices which shall not be located more than twenty (20) miles from Wakefield, Massachusetts, unless otherwise agreed to by Employee.

(b)    Employee shall be entitled to be reimbursed in accordance with the policies of Edgewater Delaware and/or the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by his in connection with the performance of his duties of employment hereunder; provided, however, that Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by Edgewater Delaware and/or the Company.

3.    COMPENSATION.

3.1    Base Salary.  Edgewater Delaware shall pay to Employee a base salary at the rate of $150,000 per annum through the expiration of the Term, payable bi-weekly as per normal pay practices of Edgewater Delaware, although the Company shall be directly obligated to pay this annual base salary amount per the aforementioned biweekly pay periods, if not paid by Edgewater Delaware. Such base salary shall be subject to increase based upon review by the Compensation Committee of the Company ( the “Committee”) from time to time.

3.2    Stock Options and Restricted Stock Awards.  Prior to the date of this Agreement, Employee has been granted stock options in two separate grants under the

Company’s Amended and Restated 2000 Stock Option Plan (the “2000 Plan”): April 18, 2001and June 8, 2002 (collectively the “2000 Plan Grants”). To the extent not already vested and exercisable, shares underlying the 2000 Plan Grants will vest and become immediately exercisable upon a Change in Control (as defined in this Agreement). All shares underlying future grants of stock options and/or restricted stock awards, if any, to Employee under the Company’s Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), the 2000 Plan and/or any other restricted stock based incentive plan of the Company existing as of the date of this Agreement or during the Term, will vest and become immediately exercisable upon a Change in Control. This Change in Control vesting provision will be reflected in each stock option agreement for each stock option grant and/or restricted stock award, if any, granted under the 1996 Plan, the 2000 Plan and/or any other stock based incentive compensation plan of the Company as of or after the date of this Agreement during the Term. Except as otherwise expressly set forth herein, all of the terms, provisions and conditions of the 2000 Plan Grants shall remain in full force and effect unaltered and unaffected hereby.

3.3    Bonus.  Employee shall be eligible to receive an annual cash bonus for each Compensation Year of up to 75% of Employee’s annual base salary, subject to the terms, provisions and conditions of the incentive compensation plan for each such Compensation Year as approved and adopted by the Committee. Notwithstanding the foregoing, the Committee does have the authority, but not the obligation under this Agreement or otherwise, to pay Employee a discretionary cash bonus for each Compensation Year.

4.    BENEFITS.

During the Term, Employee shall be entitled annually to three (3) weeks vacation and shall be entitled to any accrued, but unused vacation prior to the date of this Agreement. During the Term, the Company shall pay a car allowance of $500.00 per month. Employee shall be entitled, if eligible, to participate in any insurance, stock purchase, or other benefit plan of the Company or Edgewater Delaware now existing or hereafter adopted as offered to other employees of the Company and/or Edgewater Delaware similarly situated. Nothing herein contained shall be construed as requiring the Company and/or Edgewater Delaware to establish or continue any particular benefit plan in discharge of its obligation under this Agreement. The Company or Edgewater Delaware, as applicable, will provide Employee with prompt reimbursement for all reasonable business expenses incurred in the performance of Employee’s duties pursuant to this Agreement subject to Employee’s provision of receipts for such expenses, to the Company or Edgewater Delaware, as applicable.

5.    TERMINATION OF AGREEMENT.

(a)    The Company and Edgewater Delaware shall be entitled to terminate Employee’s services, in any of the following circumstances:

(i)    For “Cause,” which shall mean by reason of any of the following: (A) Employee’s material breach of any provision of Section 7 of this Agreement; (B) the final written determination by the Board of Directors of the Company (the “Board”) after 30 days notice to the Employee and the opportunity for Employee to be heard by the Board regarding Employee’s willful failure and refusal to comply with the material and reasonable directives of the Company; (C) Employee’s failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time and for which Employee has been provided ninety (90) days to cure such nonperformance; (D) Employee’s gross negligence or willful or intentional misconduct; (E) final written determination after thirty (30) days notice to Employee and the opportunity for Employee to be heard by the Board of Directors of the Company in respect of Employee’s breach of his fiduciary duties to the Company; or (F) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to Employee, or any other criminal activity which materially affects Employee’s ability to perform his duties or materially harms the reputation of the Company.

(ii)    If, during the Term, Employee because of physical or mental illness or incapacity shall be unable for any reason to substantially perform all of his duties and responsibilities under this Agreement for a period of one hundred and eighty (180) days in the aggregate in any twelve (12) month period (“Disability”); provided, however, that the Company shall give Employee at least ten (10) days prior written notice of its intention to terminate this Agreement, as of the date set forth in the notice, at any time after the expiration of such one hundred and eighty (180) day period. In case of termination for Disability, Employee shall be entitled to receive salary, benefits, and reimbursable expenses owing Employee through the date of termination.; or

(iii)    The death of Employee. In case of death during the Term, the Company’s and Edgewater Delaware’s obligations hereunder shall terminate on the date death occurs, except as to compensation and other benefits previously earned through and until such date.

(b)    Except as provided in Section 6 hereof, in the event of the termination of Employee’s employment during the Term:

(i)    For Cause, or in the event of the resignation of Employee (excluding circumstances involving Good Reason, as defined below), then as of the date of such termination all of the Company’s and Edgewater Delaware’s obligations hereunder, including, without limitation, the Company’s and Edgewater Delaware’s obligations to pay Employee’s base salary accruing after the date of such termination, and any benefits (except as otherwise required by applicable law), other than those obligations which have accrued but remain unpaid as of the date of such termination (such as accrued but unpaid salary, any accrued but unpaid bonus, expense reimbursements, health insurance premiums, retirement plan contributions, if any, vacation pay, sick pay, etc.), and all of Employee’s obligations hereunder except with respect to Section 7 below, shall cease and Employee shall not be entitled to receive any incentive compensation for the Compensation Year of such termination or thereafter; or

(ii)    At any time prior to the expiration of the Term, by the Company and Edgewater Delaware for any other reason other than for the reasons set forth in clause (i) above, or by Employee for Good Reason (as defined below), then in such event:

(a)    Employee shall receive from the Company and/or Edgewater Delaware a lump sum payment equal to the lesser of the following; except, that, in the case of any date of termination following the end of the thirty third month of the Term, but prior to the end of the Term, in which case, clause (B) and not clause (A) shall be applicable, notwithstanding the word lesser above: (A) the amount of Employee’s base salary for the remaining period of the Term plus the prior year’s cash bonus paid to Employee; or (B) the sum of one and one fourth times (1.25 x) the annual base salary of Employee at the time of termination plus the prior year’s cash bonus paid to Employee. The lump sum payment shall be due within thirty (30) days after the date of such termination. Upon the effective date of termination in either case, all options granted to Employee as referenced in Section 3.2 to the extent not already vested and exercisable, shall become immediately vested and exercisable. In addition, in the case of any such termination, the Company shall continue Employee’s health care, life insurance and disability coverage for Employee for the period of one (1) year following the date of any such termination: (i) under the terms of the applicable Company and/or Edgewater Delaware sponsored health care plan by which she was covered at the time of such termination of employment, as such plan may be in effect or may be modified from time to time, or (ii) if such Company and/or Edgewater Delaware sponsored health care, life insurance or disability plan does not by its terms allow Employee’s participation or continued participation, the Company and/or Edgewater Delaware shall obtain such insurance coverage on behalf of Employee that provides all benefits otherwise provided under such Company sponsored health care plan (collectively, “Continued Health Care Coverage”). “Good Reason” shall mean any of the following circumstances unless remedied by the Company within thirty (30) days after receipt of written notification by Employee that such circumstances exist or have occurred: (A) assignment to Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities as Chief Financial Officer of the Company and Edgewater Delaware as contemplated by paragraph 1 of this Agreement or location of employment, or any other action by the Company that results in a material diminution of such position, authority, duties or responsibilities; (B) a material reduction of Employee’s compensation and/or benefits; or (C) any material failure by the Company and Edgewater Delaware to comply with any of the material provisions of this Agreement.

6.    CHANGE IN CONTROL.

(a)    If Employee’s employment with the Company is terminated during the Term following a Change in Control, either by the Company which is not for Cause or by the Employee for Good Reason only: (i) the Company and/or Edgewater Delaware shall pay Employee a lump sum amount equal to the greater of: (A) the annual base salary in effect at the time of such termination for the remaining period of the Term plus his cash bonus paid to Employee for the year immediately preceding the year in which termination of employment occurs; or (B) one and one fourth (1.25) times Employee’s annual base salary then in effect plus his cash bonus paid for the year immediately preceding the year in which the termination of employment occurs, which such lump sum payment shall be due on the effective date of the termination of Employee’s employment; (ii) the provisions of paragraph 5(b)(ii) relating to exercisability of options and Continued Health Care Coverage shall apply; and (iii) the non-competition provisions of paragraph 7 shall apply for a period of only six (6) months from the effective date of termination. In such event, Employee shall have no further obligations under this Agreement, other than continued compliance with Section 7 hereof during the aforementioned period in the preceding sentence.

(b)    A “Change in Control” shall be deemed to have occurred if: (i) any person, other than the Company or an employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of the then-outstanding voting securities of the Company; (ii) the individuals (A) who, as of the date of this Agreement, constitute the Board (the “Original Directors”) or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds ( 2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds ( 2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election), cease for any reason to constitute a majority of the members of the Board; (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iv)the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the

Company of all or a substantial portion of the Company’s assets (i.e., 50% or more of the total assets of the Company); or (v) the sale by the Company to a third party or third parties of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of Edgewater Delaware, fifty percent (50%) or more of the assets of Edgewater Delaware or the merger, consolidation, reorganization or other business combination of Edgewater Delaware with a third party or third parties, where the Company directly or indirectly owns less than fifty percent (50%) or more of the total voting power of the then outstanding voting securities of Edgewater Delaware immediately following any such business combination transaction.

(c) (i)    Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company or Edgewater Delaware to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement that are determined to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall not be paid or distributed in the amounts or at the times otherwise required by this Agreement, but shall instead be paid or distributed annually, beginning as of the effective date of the termination of Employee’s employment and thereafter on each anniversary thereof, in the maximum substantially equal amounts and over the minimum number of years that are determined to be required to reduce the aggregate present value of Agreement Payments to an amount that will not cause any Payment to be non-deductible under section 280G of the Code. For purposes of this Section 6, present value shall be determined in accordance with section 280G(d)(4) of the Code.

(ii)    All determinations to be made under this Section 6 (c) shall be made by the Company’s independent public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company, Edgewater Delaware and Employee within 10 days of the effective date of the termination of Employee’s employment. Any such determination by the Accounting Firm shall be binding upon the Company, Edgewater Delaware and Employee.

(iii)    Within two years after the effective date of the termination of Employee’s employment, the Accounting Firm shall review the determination made by it pursuant to paragraph (i), above. If at that time, as a result of the uncertainty in the application of section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, the annual amounts of Agreement Payments or the period over which Agreement Payments are paid or distributed, as determined pursuant to clause (i), above, are determined not to satisfy the requirements of clause (i), then the annual amount of future Agreement Payments and/or the period over which future Agreement Payments are paid or distributed shall be redetermined to satisfy the requirements of clause (i), and all future Agreement Payments shall be paid or distributed in accordance with such redetermination.

(iv)    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (ii) and (iii) above shall be borne solely by the Company or Edgewater Delaware. The Company or Edgewater Delaware agree to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to paragraphs (ii) and (iii) above, except for claims, damages or expenses resulting from the negligence or misconduct of the Accounting Firm.

7.    COVENANT NOT TO COMPETE, CONFIDENTIALITY.

(a)    Employee acknowledges that in the course of his employment by the Company and Edgewater Delaware, Employee has and will become privy to various economic and trade secrets and relationships of the Company, Edgewater Delaware and subsidiaries under their direct or indirect control (collectively, “Subsidiaries”). Therefore, in consideration of this Agreement, Employee hereby agrees that she will not, directly or indirectly, except for the benefit of the Company, Edgewater Delaware or their Subsidiaries, or with the prior written consent of the Board, which consent may be granted or withheld at the sole discretion of the Board:

(i)    During the Noncompetition Period (as hereinafter defined), become an officer, director, stockholder, partner, member, manager, associate, employee, owner, creditor, independent contractor, co-venturer, consultant or otherwise (“Affiliated “), or be interested in or associated with any other person, corporation, firm or business engaged in providing software solutions services, including but not limited to, systems integration, custom software development, training, systems support, outsourcing and/or information technology consulting services, excluding however, information technology staffing businesses and commercial software product businesses, except as to where a majority of the revenues of any such business is derived from custom software development services measured on the date that Employee becomes so Affiliated (an “Edgewater Services Business”) within a radius of fifty (50) miles from any office operated during the Term or at the expiration or earlier termination of this Agreement by the Company, Edgewater Delaware or any of their Subsidiaries (collectively, the “Territory”); provided, however, that

(A)    Nothing herein shall be construed to prohibit Employee from owning not more than five percent (5%) of any class of securities issued by an entity which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or which is traded over the counter;

(B)    The foregoing shall not restrict Employee with respect to businesses, other than Edgewater Services Businesses, engaged in by the Company, Edgewater Delaware or their Subsidiaries during the Noncompetition Period, unless Employee either is or was substantially involved in such other businesses of the Company, Edgewater Delaware or such Subsidiaries or had access to Confidential Information (as hereinafter defined) with respect to such other businesses; or

(C)    Nothing herein shall be construed to prohibit Employee from engaging in general business consulting to companies or individuals that: (i) do not compete, directly or indirectly, with an Edgewater Services Business or; (ii) who are not or have not been customers of the Company and Edgewater Delaware for a period of one (1) year.

(ii)    During the Noncompetition Period, in the Territory, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties, from parties who are or were customers of the Company, Edgewater Delaware or their Subsidiaries, any Edgewater Services Business transacted by or with such customer by the Company, Edgewater Delaware or their Subsidiaries; or

(iii)    During the Noncompetition Period, in the Territory, accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of himself or for third parties, any such Edgewater Services Business from any such customers of the Company, Edgewater Delaware or their Subsidiaries; or

(iv)    (A) During the Noncompetition Period, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company, Edgewater Delaware or their Subsidiaries relating to their business or the operations, employees or customers of the Company, Edgewater Delaware or their Subsidiaries, which constitutes proprietary or confidential information of the Company, Edgewater Delaware or their Subsidiaries (“Confidential Information”), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents; and (B) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company, Edgewater Delaware or their Subsidiaries which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the Edgewater Services Business industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement); provided, however, this subparagraph (iv) shall not be applicable to the extent

Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved; or

(v)    During the Noncompetition Period, in the Territory,

(A)    Solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company, Edgewater Delaware or their Subsidiaries or any other person who is under contract with or rendering services to the Company, Edgewater Delaware or its Subsidiaries, to terminate his employment by, or contractual relationship with, such person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering, services to or for such person or to become employed by or to enter into contractual relations with any persons other than such person or to enter into a relationship with a competitor of the Company, Edgewater Delaware or its Subsidiaries;

(B)    Solicit, induce, attempt to hire, or hire any employee of the Company, Edgewater Delaware or their Subsidiaries (or anyone who was an employee of the Company, Edgewater Delaware or their Subsidiaries during the period from the date six months prior to termination of Employee’s employment with the Company), or assist in such hiring by any other person or business entity; or

(C)    Authorize or knowingly approve or assist in the taking of any such actions by any person other than the Company, Edgewater Delaware or their Subsidiaries.

(b)    For purposes of this Agreement, the term “Noncompetition Period” shall mean the period commencing on the date hereof and ending twelve (12) months after the date Employee ceases to be an officer or employee of, or consultant to the Company or any of its Subsidiaries; provided, however, that the Noncompetition Period shall end at the times prescribed in Sections 5 and 6 year from the date of termination of the employment of Employee by the Company under this Agreement which is without Cause or by Employee for Good Reason as referenced therein.

(c)    The invalidity or non-enforceability of this Section 7 in any respect shall not affect the validity or enforceability of this Section 7 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 7 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration

thereof	may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

(d)    Employee acknowledges that the Company’s, Edgewater Delaware’s and/or their Subsidiaries, remedies at law for any breach of the provisions of this Section 7 are and will be insufficient and inadequate and that the Company, Edgewater Delaware and their Subsidiaries shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company, Edgewater Delaware or their Subsidiaries may have at law.

(e)    The provisions of this Section 7 shall survive termination of this Agreement in accordance with provisions referenced above.

8.    DIVISIBILITY OF AGREEMENT.  In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

9.    NOTICES.  Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage prepaid by certified or registered mail, return receipt requested, or sent by prepaid overnight courier service, delivery confirmed, as follows:

If to Employee:	Kevin Rhodes 123 Oak Street Reading, MA 01867

If the Company or
Edgewater Delaware:	Shirley Singleton President and Chief Executive Officer Edgewater Technology, Inc. 20 Harvard Mill Square Wakefield, MA 01880

With a copy to:	Gordon Y. Allison, Esq. Executive Vice President—General Counsel Edgewater Technology, Inc. 4710 S. Thompson, Suite 103 Springdale, AR 72764

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

10.    COMPLETE AGREEMENT.    This Agreement and the 2000 Grants contain the entire understanding of the parties with respect to the employment of Employee (including nonsolicitation and noncompetition agreements) and supersedes all prior arrangements or understandings with respect thereto, including but not limited to that certain employment agreement by and between the Company and Employee dated as of July 19, 2002. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

11.    ASSIGNMENT.    This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of and be binding in all respects upon, any corporation or other entity with which the Company and/or Edgewater Delaware shall merge or consolidate or to which the Company and/or Edgewater Delaware shall lease or sell all or substantially all of its assets and may be assigned by the Company and Edgewater Delaware to any affiliate of the Company or Edgewater Delaware or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

12.    JOINT AND SEVERAL RESPONSIBILITY.  The Company and Edgewater Delaware covenant and agree that the liability of each under this Agreement shall be primary, that the Company and Edgewater Delaware shall be jointly and severally liable for any and all obligations of each of the Company and Edgewater Delaware under this Agreement, and that in any right of action which shall accrue to Employee under this Agreement, Employee may, at Employee’s option, proceed against the Company and Edgewater Delaware, jointly or severally, and may proceed against either the Company or Edgewater Delaware without having commenced any action against or having obtained any judgment against the other.

13.    COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14.    GOVERNING LAW.  This Agreement shall in all respects be construed according to the laws of the State of Delaware.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

EMPLOYEE:

/s/ Kevin R. Rhodes

EDGEWATER TECHNOLOGY, INC. :

By:	/s/ William J. Lynch

Title:	Chairman

EDGEWATER TECHNOLOGY (DELAWARE), INC. :

By:	/s/ Gordon Y. Allison

Title:	Executive Vice President

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